Exhibit 9.1

GEORGE DIMOV CPA CERTIFIED PUBLIC ACCOUNTANT FIRM	211 E 43RD STREET, SUITE 628 NEW YORK, NY 10002 (212) 641-0673 WWW.DIMOVTAX.COM

April 30, 2023

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Ark7 Properties Plus LLC

To Whom It May Concern:

We have been furnished with a copy of the response to Item 6 of Form 1-K for the Change in Certifying Accountant that occurred on April 28, 2023, to be filed by our former client Ark7 Properties Plus LLC. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Sincerely,

/s/ George Dimov CPA
George Dimov CPA